Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 13, 2008 (May 5, 2010, as to the effects of the restatement discussed in Note 2) relating to the consolidated financial statements of Oncothyreon Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2), appearing in the Annual Report on Form 10-K of Oncothyreon Inc. for the year ended December 31, 2009.
We also consent to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.
/s/ Deloitte &Touche LLP
Independent Registered Chartered Accountants
Edmonton, Alberta, Canada
October 4, 2010